Exhibit 10.2

RESTRICTIVE COVENANTS AGREEMENT

This RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2026 by and between Amneal Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), and Chintu Patel, an individual (“CP”). Each of Buyer and CP is sometimes hereinafter referred to as a “Party” and, collectively, the “Parties”.

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Kashiv BioSciences, LLC, a Delaware limited liability company (the “Company”), the direct equityholders of the Company (the “Sellers”) and Buyer are entering into a Membership Interest Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”), pursuant to which, at the Closing, Buyer will acquire from the Sellers all of the membership interests of the Company on the terms and conditions set forth therein (the “Transaction”);

WHEREAS, CP directly or indirectly beneficially owns equity interests in one or more of the Sellers (the “Owned Sellers”) and, accordingly, will derive substantial economic benefits through the receipt by the Owned Sellers of sale proceeds from Buyer in connection with the Transaction in accordance with the terms and conditions set forth in the Purchase Agreement;

WHEREAS, as a condition to Buyer entering into the Purchase Agreement, CP is entering into this Agreement, without which Buyer would not enter into the Purchase Agreement;

WHEREAS, CP acknowledges that (i) the protections set forth in this Agreement constitute an essential premise of the willingness of Buyer to enter into the Transaction and pay the sale proceeds as and when they become due under the Purchase Agreement, (ii) without the Transaction, the Owned Sellers would not be entitled to any consideration (cash, stock or otherwise) for the membership interests of the Company being acquired by Buyer, (iii) it is essential to the success of Buyer and the Company after the Closing that CP enter into the protections set forth herein and the business of Buyer and the Company would suffer significant and irreparable harm by CP violating any of the provisions hereof, and (iv) Buyer would be unwilling to enter into the Purchase Agreement in the absence of the protections set forth herein and in the absence of CP’s execution of, and performance of its obligations under, this Agreement;

WHEREAS, as a result of the Transaction, a significant portion of the Owned Sellers’ goodwill with respect to the Company (and, by extension, CP’s indirect goodwill with respect to the Company) will be transferred to Buyer;

WHEREAS, Buyer seeks to preserve and protect the goodwill of the Company; and

WHEREAS, CP agrees that the restrictions set forth herein are reasonable and necessary in order to protect the goodwill, confidential information and other legitimate business interests of Buyer, the Company and their respective Affiliates after the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Effectiveness. The provisions set forth in Sections 3 through 5 of this Agreement will only become effective as of the Closing. If the Purchase Agreement is validly terminated in accordance with its terms, this Agreement will automatically and without further action terminate in its entirety simultaneously with such valid termination of the Purchase Agreement in accordance with its terms and be of no further force or effect.

3. Non-Competition. During the period from the Closing through the fifth anniversary of the Closing Date (the “Restricted Period”), CP shall not, and shall cause his controlled Affiliates, not to, without the prior written consent of Buyer, directly or indirectly, invest in, acquire, own, manage, control, undertake, participate in, carry on or be engaged in the operation of the Business or any business or activities that compete with the Business as conducted as of the date hereof and as of the Closing Date. Notwithstanding the foregoing, the prohibitions in this Section 3 shall not apply to (i) the passive ownership by CP, directly or indirectly, of less than two percent (2%) of any class of the securities of any Person traded on a national or international securities exchange or traded on the over-the counter market, (ii) the passive investment by CP, directly or indirectly, as a limited partner and not as a co-investor, in private equity funds of less than two percent (2%) of the equity interests in such fund so long as CP does not have any active role in, or ability to direct, the activities of such fund or the portfolio companies thereof or (iii) actions performed by CP in his capacity as an employee, consultant, officer, independent contractor or director of Buyer or any of Buyer’s controlled Affiliates.

4. Non-Solicitation. During the Restricted Period, CP shall not, and shall cause his controlled Affiliates not to, except for the benefit of, and on behalf of, the Company Affiliated Group, directly or indirectly, on CP’s own behalf or on behalf of any other person or entity, solicit, recruit or hire, or attempt to recruit or hire, any Restricted Person or induce or attempt to induce any Restricted Person to leave the employ of or cease doing business with the Company or any other member of the Company Affiliated Group, as the case may be; provided, however, that nothing in this Section 4 shall prevent CP from (i) from making any general solicitations, directly or indirectly, including through newspapers, trade journals, the internet or any similar media that are not directed specifically at any employee or independent contractor of the Company Affiliated Group, or hiring the Persons who respond to such general solicitations or (ii) from soliciting and hiring any former employee or independent contractor of the Company Affiliated Group who was terminated without cause. “Restricted Person” means (i) any employee, agent, or contractor of the Company Group as of immediately prior to the Closing, and/or (ii) any employee, agent, or contractor of Buyer or any Affiliate of Buyer with whom the Sellers worked, collaborated or shared information, or about whom the Sellers had access to or received confidential information during the Sellers’ affiliation with the Company Affiliated Group.

5. Confidentiality. Except to the extent (i) authorized by Buyer, (ii) required by Law or any legal process, or (iii) necessary in performing CP’s obligations under this Agreement, CP will not, and will cause his controlled Affiliates not to, directly or indirectly, at any time after the Closing, use or exploit, or disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information of the Company Group. As used herein, the term “Confidential Information” shall mean any and all information about the Company Group and/or the Business or relating to the Trade Secrets of the Company Group and/or the Business, in each case, whether or not disclosed to CP or whether or not known by CP as a consequence of or through its relationship with the Company Affiliated Group, Buyer and any of their respective Affiliates, if in each case such information is not publicly available (other than through a breach by CP of this Section 5). CP acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: Trade Secrets and other Intellectual Property, Personal Information, products, services, drug formulations and manufacturing methods, human trial data, pre-clinical trial data, clinical trial data, client and partner lists (including names, addresses and telephone numbers), purchasing criteria of the Company Group, business plans, methods and procedures, accounting data, compensation and human resources information, marketing strategies, new product and services developments, price lists and pricing strategies, contract forms, business and financial models, electronic and other files, and financial data regarding the Business and the Company Group. Buyer acknowledges and agrees that prior to the Closing, CP may have worked in the Business and/or for the Company Affiliated Group, Buyer and any of their respective Affiliates and had access to Confidential Information; however, no such Person shall be deemed (A) to have been furnished or provided access to any Confidential Information in violation of this Section 5, or (B) to act at CP’s direction or on CP’s behalf, and CP shall not be deemed to be acting indirectly through such Person, solely due to the prior role of any such Person with respect to the Business and/or the Company Affiliated Group, Buyer and any of their respective Affiliates so long as such Person does not actually disclose or use the Confidential Information in violation of this Section 5 after the Closing.

6. Miscellaneous.

(a) CP acknowledges that he has carefully read and considered the provisions of this Agreement. CP acknowledges that, provided Buyer complies with its obligations under the Purchase Agreement to pay the consideration due to the Sellers as and when such consideration becomes due under the Purchase Agreement, in all cases upon and subject to the terms and conditions of the Purchase Agreement, the Owned Sellers will receive sufficient consideration and other benefits to justify the restrictions in this Agreement. CP also acknowledges and understands that these restrictions are reasonably necessary to protect the legitimate and substantial business interests of Buyer and its Affiliates, including protection of the goodwill acquired. CP also acknowledges that, provided Buyer complies with its obligations under the Purchase Agreement to pay the consideration due to the Sellers as and when such consideration becomes due under the Purchase Agreement, in all cases upon and subject to the terms and conditions of the Purchase Agreement, the Transaction and the other transactions contemplated by the Purchase Agreement (including receipt of the Purchase Price by the Owned Sellers) constitutes full and adequate consideration for the execution and enforceability of the restrictions set forth in this Agreement.

(b) The Parties acknowledge and agree that the individual covenants in this Agreement are separate and distinct commitments of CP, independent of each other covenant hereunder. CP further agrees that each of the covenants in this Agreement is reasonable with respect to its duration, geographic area and scope of activity, to protect, among other things, Buyer’s acquisition of the goodwill of the Business. Accordingly, if, at the time of enforcement of any one or more of the covenants in this Agreement, a court or arbitrator holds that the restrictions stated herein with respect to any specific covenant herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, geographic area and/or scope of activity legally permissible under such circumstances will be substituted for the duration, geographic area and/or scope of activity stated herein.

(c) If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by Law, and the Parties hereby consent and agree that such scope shall be judicially modified accordingly in any proceeding brought to enforce such provision.

(d) This Agreement may not be amended, except by an instrument in writing signed on behalf of the Parties. Unless otherwise specifically agreed in writing to the contrary: (a) the failure or delay of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

(e) The Parties agree that this Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable Laws of any other jurisdiction other than the applicable Laws of the United States of America, where applicable. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such State or Federal Court residing in Delaware, in any other jurisdiction in any manner provided by applicable Law. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

(f) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

(g) Notices. All notices and other communications hereunder shall be in writing. Notices will be deemed given three (3) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via electronic mail or facsimile will be deemed given upon transmission. Notices delivered by personal service will be deemed given when actually received by the recipient. Any Party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Notices shall be made to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to Buyer:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

Telephone: (908) 947-3120

Email: legaldept@amneal.com

Copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Richard Fenyes; Jakob Rendtorff; Benjamin Bodurian

Email: rfenyes@stblaw.com; jrendtorff@stblaw.com;

benjamin.bodurian@stblaw.com

and

Richards, Layton & Finger, P.A.

920 N. King Street

Wilmington, Delaware 19801

Attention: Michael D. Allen; Robert B. Greco

Email: allen@rlf.com; greco@rlf.com

(ii) if to CP:

Chintu Patel

c/o McCabe Heidrich & Wong, PC

4 Gatehall Drive

Parsippany, NJ 07054-4513

Attention: Christine Krentz

Telephone: (973) 605-1040

Email: ckrentz@mhw.com

Copy (which shall not constitute notice) to:

Tarsadia Enterprises, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, California 92660

Attention: Edward G. Coss, Executive Vice President and Chief Legal Officer

Telephone: (949) 610-8022

Email: edc@tarsadia.com

and

Holland & Knight LLP

787 Seventh Avenue, 31st Floor

New York, New York 10019

Attention: Amy S. Leder, Charles A. Weiss and Emily J. Hantverk

Telephone: (212) 513-3542, (212) 513-3551, (215) 252-9609

E-Mail: amy.leder@hklaw.com, charles.weiss@hklaw.com,

emily.hantverk@hklaw.com

7. Third-Party Beneficiaries. Except for the express Parties hereto, there are no other beneficiaries of this Agreement, except, following the Closing, the Company Affiliated Group shall be express third-party beneficiaries of the rights of Buyer hereunder and shall have the right to enforce such rights against CP.

8. Warranty and Freedom to Contract. CP warrants that CP is authorized to enter into this Agreement and comply with all of its provisions to the fullest extent set forth herein.

9. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original and each of which alone and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or other electronic signatures (including the delivery of signed documents in PDF format or by means of DocuSign or other electronic signature platforms).

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IN WITNESS WHEREOF, CP and Buyer have executed this Agreement as of the day and year first above written.

CP:

Chintu Patel, in his individual capacity

/s/ Chintu Patel

[Signature Page to Restrictive Covenants Agreement]

BUYER:

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Jason B. Daly
Name:	Jason B. Daly
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

[Signature Page to Restrictive Covenants Agreement]